UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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KFORCE INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 21, 2011

Dear Shareholder:

On Tuesday, June 21, 2011, Kforce Inc. will hold its 2011 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invites all shareholders to attend the meeting which will begin at 8:00 a.m., Eastern Time.

We are holding this meeting to:

1.	Elect three Class II directors to hold office for a three-year term expiring in 2014;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2011;

3.	Approve executive compensation;

4.	Conduct a non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation; and

5.	Attend to other business properly presented at the meeting.

Kforce’s Board of Directors has selected April 18, 2011 as the record date for determining shareholders entitled to vote at the meeting.

The proxy statement, proxy card and Kforce’s 2010 Annual Report to Shareholders are being mailed on or about April 29, 2011. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares. Please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Liberatore
Corporate Secretary

Tampa, Florida

April 29, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 21, 2011

This proxy statement and our 2010 Annual Report to Stockholders are available at

http://investor.kforce.com/annuals.cfm.

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the 2011 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 21, 2011, at 8:00 a.m., eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	You may vote on the following proposals:

•	To elect three Class II directors to hold office for a three-year term expiring in 2014;

•	To ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2011;

•	To approve executive compensation; and

•	To conduct a non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation.

Q:	How does Kforce’s Board recommend I vote on the proposals?

A:	The Board recommends a vote: (1) FOR the election of three Class II directors to hold office for a three-year term expiring in 2014; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2011; (3) FOR the approval of executive compensation and (4) FOR a three year frequency of future shareholder non-binding advisory votes on executive compensation.

Q:	Who is entitled to vote?

A:	Only those who owned Kforce common stock (the “Common Stock”) at the close of business on April 18, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we encourage you to submit your proxy by: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted consistent with the Board’s recommendations listed above.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Q:	Can I change my vote?

A:	You have the right to change your vote at any time before the meeting by:

(1)	Notifying Kforce’s Corporate Secretary, Joseph J. Liberatore, in writing at the address listed below that you have revoked your proxy;

(2)	Voting in person;

(3)	Returning a later-dated proxy card;

(4)	Voting through the Internet at http://www.investorvote.com at a later date; or

(5)	Voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 43,064,834 shares of Common Stock were outstanding. Every holder of Common Stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum.

Q:	What is the required vote for the proposals to pass assuming that a quorum is present at the Annual Meeting?

A:	Proposal 1:	In order to pass, this proposal must receive a plurality of the votes cast at a meeting.
	Proposals 2 and 3:	In order to pass, each of these proposals must receive the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote. Because each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares entitled to vote on the Proposal, an abstention will have the effect of a vote against each of Proposals 2 and 3. A broker non-vote, on the other hand, is not considered “entitled to vote.” Therefore, broker non-votes will not have an effect on Proposals 2 and 3. Proposal 3 is considered to be a non-binding advisory vote.
	Proposal 4:	The time period (one, two or three years) that receives the highest number of votes cast will be considered the preferred frequency for future shareholder non-binding advisory votes on executive compensation. Abstentions and broker non-votes will not have an effect on Proposal 4.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Joseph J. Liberatore, Kforce’s Executive Vice President, Chief Financial Officer and Corporate Secretary and Michael Blackman, Kforce’s Chief Corporate Development Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the nominees for director; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered accountants for the fiscal year ending December 31, 2011; (3) FOR the approval of executive compensation; (4) FOR a three year frequency of future shareholder non-binding advisory votes on executive compensation and (5) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Kforce’s transfer agent, may vote on the Internet at http://www.investorvote.com. The voter will be required to provide the Control Number contained on the voter’s proxy card. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m. (Eastern Time) on June 20, 2011.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on June 20, 2011.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling (toll free) 1-800- 652-VOTE (8683) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, or erroneous or incomplete information that may appear.

Q:	Who will count the vote?

A:	A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of election.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by December 31, 2011. In addition, the proxy solicited by the Board for the 2012 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 15, 2012.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:	What is the complete mailing address, including ZIP Code, of Kforce’s principal executive office?

A:	Kforce’s principal executive office is located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting and final results will be filed with the SEC on a Current Report on Form 8-K within four business days after the Annual Meeting. The Form 8-K will be available on the SEC’s website at www.sec.gov as well as our own website, www.kforce.com under the Investor Relations section of our website.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board has ten directors who are divided into three classes serving staggered three-year terms. The classes relate to each director’s term of office. At each annual meeting of shareholders, the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. At the Annual Meeting, you and the other shareholders will vote for the election of three individuals, which are identified below, to serve as Class II directors for a three-year term expiring at the 2014 Annual Meeting of Shareholders. All of the nominees are currently directors of Kforce, elected by the shareholders. Pursuant to the marketplace rules of The NASDAQ Stock Market (the “NASDAQ Rules”) and the laws and regulations of the SEC (the “SEC Rules”), the Board determined that Mr. Allred and Mr. Tunstall are independent while Mr. Cocchiaro is not independent.

The individuals named as proxies will vote the enclosed proxy for the election of the individuals nominated by the Board unless you direct them to withhold your votes. Each of the director nominees is willing and able to stand for election at the Annual Meeting, and we know of no reason why any of the nominees would be unable to serve as a director. However, if any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that the person should serve as a director of Kforce.

Nominees for Election, Class II Directors

Terms Expire in 2011

John N. Allred, 64, has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Mr. Allred was a director at Source Services Corporation (“Source”) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).

Mr. Allred has extensive experience in the staffing industry. He is particularly knowledgeable in the area of healthcare, which is an important part of Kforce’s business. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which allows him to address operational issues with a different perspective.

Richard M. Cocchiaro, 56, has served as a director of Kforce since its formation in August 1994. Mr. Cocchiaro has served as a Vice Chairman since 2004, oversees our Customer First Customer Loyalty Program and serves on our Innovation Council. Previously, Mr. Cocchiaro served as, Vice President of Strategic Accounts for Kforce (2000-2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).

Mr. Cocchiaro has extensive experience in Kforce’s field operations on a national basis, bringing an important perspective to the Board. He has served in numerous leadership roles within Kforce including, among others, the financial services group, the emerging technologies group, strategic alliances, national accounts and most recently leading the Customer First Customer Loyalty Program.

A. Gordon Tunstall, 66, has served as a director of Kforce since October 1995. He is the founder, and for more than 25 years has served as President, of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Horizon Medical Products Inc., and L.A.T. Sportswear.

Mr. Tunstall provides the Board a unique point of view regarding strategy, given his background as a successful strategic consultant for over 25 years advising a large number of companies in a variety of industries. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.

Continuing Directors, Class III Directors

Terms Expire in 2012

W. R. Carey, Jr., 63, has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia-based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey is the National Chairman of the Council of Growing Companies and has served on the Board of Directors of Lime Energy Corp. since March 2006. Mr. Carey previously served on the Board of Directors of Outback Steakhouse, Inc. from 1992 to June 2007.

Mr. Carey has had valuable experience on several significant boards and is a noted author and speaker. He also has a nationally recognized expertise in sustainability, a subject of significant importance to Kforce, its clients and to the market generally.

David L. Dunkel, 57, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. In addition to the significant value that Mr. Dunkel brings to Kforce, we believe it is customary for the Chief Executive Officer to be a member of the Board of Directors.

Mark F. Furlong, 54, has served as a director of Kforce since July 2001. He currently serves as the Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation (since April 2007) and has served as President of Marshall & Ilsley Corporation since July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.

Mr. Furlong is the Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation, a former audit partner with Deloitte & Touche LLP and the Audit Committee financial expert. Kforce believes his considerable expertise brings unique insight to the Board concerning banking issues, in addition to his overall management and financial expertise.

Patrick D. Moneymaker, 64, has served as a director of Kforce since July 2008. Currently a consultant, he previously served as President and CEO of Proxy Aviation Systems from July 2008 to August 2010. He served as the CEO of Kforce Government Holdings, Inc. (“KGH”), a wholly-owned subsidiary of Kforce Inc., from September 2006 to July 2008, and also served as a director of Kforce from June 2005 to September 2006. Prior to his role as CEO of KGH, Mr. Moneymaker served as the CEO, Operating Officer and President of Ocean Systems Engineering Corporation (“OSEC”), a privately held company from October 1998 until OSEC’s sale in May 2006. From 1968-1998, Mr. Moneymaker was an officer in the United States Navy, ultimately achieving the rank of Rear Admiral. Prior to rising to the rank of Rear Admiral, he served as Navy Director of Space and Information Warfare and served at U.S. Strategic Command and as commander at the Naval Space Command.

Mr. Moneymaker brings extensive governmental expertise to the Board, an area that Kforce has targeted as a significant growth area. Kforce believes that his experience in the United States Navy is important in understanding the military culture, given that many of its executives at all levels are former military officers and that Kforce actively recruits military officers for its operations.

Continuing Directors, Class I Directors

Terms Expire in 2013

Elaine D. Rosen, 58, has served as a director of Kforce since June 2003. Ms. Rosen has served as a director of Assurant, Inc., a publicly traded corporation, and a provider of specialized insurance and insurance-related products and services since March 1, 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, is the immediate past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine and is a trustee of the Foundation for Maine’s Community Colleges and the Elmina B. Sewall Foundation since 2008. She is also a director of Downeast Energy Corp., a privately-held company that provides heating products and building supplies. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.

Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of companies, as well as substantial experience with charitable organizations, particularly as the Chair of the Board of one of the largest private foundations in the country. Through this background, as well as her experience as Chair of the Compensation Committee, she has considerable expertise in, among other things, executive compensation, a subject area that is undergoing dynamic change.

Ralph E. Struzziero, 66, has served as a director of Kforce since October 2000. Since 1995, Mr. Struzziero has operated an independent business consulting practice. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Downeast Energy Corp, a provider of heating products and building supplies.

Mr. Struzziero has extensive experience in the staffing industry generally and, in particular, with predecessors to Kforce. The Board believes this gives Mr. Struzziero, in his capacity as lead independent director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Howard W. Sutter, 62, has served as a director of Kforce since its formation in 1994. Mr. Sutter has served as a Vice Chairman since 2005, and oversees mergers and acquisitions. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).

Mr. Sutter has led Kforce’s mergers and acquisitions efforts for the past 16 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies. The Board believes that Mr. Sutter’s knowledge of the staffing industry and more specifically the mergers and acquisition market brings an important expertise to the Board. Mr. Sutter also has extensive experience in staffing operations.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE

Our Board believes that sound corporate governance is fundamental to the overall success of Kforce. Our Board believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. Our Board regularly reviews our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized governance authorities, and modifies our practices as warranted.

Corporate Governance Guidelines

The Corporate Governance Guidelines, which were adopted by our Board, along with the charters for the standing committees of the Board and our Code of Ethics and Business Conduct Policy serve to guide the operation and direction of the Board and its committees, which are published under “Corporate Governance” in the Investor Relations section of our website at www.kforce.com.

The Board of Directors

The Board’s primary functions are to:

•	Oversee management performance on behalf of our shareholders;

•	Advocate on behalf of the long-term interests of our shareholders;

•	Monitor adherence to Kforce’s established procedures, standards and policies;

•	Be actively involved in the oversight of risk that could affect Kforce;

•	Promote the exercise of sound corporate governance; and

•	Carry out other duties and responsibilities as may be required by state and federal laws.

Board Meetings

During 2010, the Board held four meetings and Committees of the Board held a total of 17 meetings. Each director attended 100% of both the meetings of the Board and the meetings held by all Committees of the Board on which such director served.

Board Leadership Structure

The Board believes that Mr. Dunkel’s service as both Chairman of the Board and CEO is in the best interest of Kforce and its shareholders. In his capacity as CEO, Mr. Dunkel frequently meets with current and prospective shareholders to understand their perspectives and insights, which Mr. Dunkel is able to bring back to the full Board. Given Mr. Dunkel’s experience and understanding of the professional staffing industry, as one of Kforce’s founders, and the issues, opportunities and challenges facing Kforce and its businesses, the Board believes Mr. Dunkel is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes that Mr. Dunkel is a strong and effective leader and that Kforce has been well served by the combination of the two roles since its initial public offering in 1994. The Board believes the grant of this dual role signals its confidence in the leadership abilities of Mr. Dunkel, enhances information flow, enhances Kforce’s culture, ensures clear accountability and promotes efficient decision making, all of which we believe are essential to effective governance. Mr. Dunkel’s CEO duties and in-depth knowledge of Kforce’s business and industry, operations and challenges places him in the best position to both guide and implement the Board's direction. We also believe that the combined role allows for more productive Board meetings. The Board also believes that any perceived negative aspects of Mr. Dunkel’s dual role are mitigated by the role of Mr. Struzziero as Chair of the Corporate Governance Committee and lead independent director. Mr. Struzziero serves as a key additional communication point for the independent directors with Mr. Dunkel relating to any concerns raised in the meetings of the independent directors (which occur no less frequently than once a calendar quarter). He also addresses agenda items with Mr. Dunkel. The Board considers Mr. Struzziero to be very effective in this role.

Board’s Role in Risk Management

The Board takes an active role with respect to risk management activities of Kforce and believes that it is effective in its role. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board accumulates and assesses information regarding risk management on a regular basis.

The Board carries out this responsibility through committee reports as well as through regular reports directly from officers of Kforce who are responsible for oversight of the various risks within Kforce. Materials regularly provided at each Board meeting include: (i) an executive summary that includes, among other items, a risk factors section; (ii) Kforce’s financial and operational status; (iii) management’s assessment of the current state of the capital markets and macro-economic environment; (iv) management’s analysis on the current state of the staffing industry; (v) corporate development activities; (vi) a claims and litigation summary; and (vii) reports on other matters that may arise from time to time, which require reporting to the Board.

Also at each regularly-scheduled quarterly meeting of the Board, updates are provided by each of the Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. The committee reports are meant to summarize committee activities and bring any necessary items to the attention of the full Board. In addition, Kforce’s Internal Assurance Services (“IAS”) team, which reports directly to the Audit Committee, sets forth a comprehensive internal audit plan, which is approved on an annual basis by the Audit Committee. This plan is formulated based on IAS’s assessment of risk within Kforce, which is partly based on discussions with Kforce’s officers, directors and other key personnel as well as the results of their previous operational and financial audits.

In addition, on a monthly basis, the Board receives a financial update from management along with a description of certain significant events and risk factors that have occurred in each period as well as any other necessary items requiring the attention of the full Board.

Board Diversity

Kforce believes the backgrounds and experiences of its directors are diverse and enable it to achieve a healthy mix of different perspectives on the Board. Although Kforce has not adopted any formal diversity policy, it believes its Nomination Committee has been successful in crafting a desirable mix of skill sets and backgrounds on the Board. Various Board members have significant expertise in fields such as banking, healthcare, government contracting, investment banking/strategic advisory, insurance, executive compensation, and sustainability, as well as staffing. Kforce has at least two individuals who qualify as audit committee financial experts, as well as two individuals with extensive military experience, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and examines its functionality, in order to ensure the Board has a well functioning mix of diverse backgrounds and expertise.

Committees of the Board

The Board considers all major decisions. The Board, however, has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nomination Committee and an Executive Committee. The written charters of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nomination Committee adopted by the Board are available on the Investor Relations section of our website at www.kforce.com.

The following table describes the current members of each of the Committees and the number of meetings held during 2010.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	NOMINATION	EXECUTIVE
John N. Allred *	X		X	X
W.R. Carey, Jr. *	X	X	X	Chair
Richard M. Cocchiaro **					X
David L. Dunkel **					Chair
Mark F. Furlong *	Chair	X	X
Patrick D. Moneymaker **					X
Elaine D. Rosen *		Chair	X	X
Ralph E. Struzziero *		X	Chair
Howard W. Sutter **					X
A. Gordon Tunstall *			X		X
Number of Meetings	5	5	4	2	1

*	The Board has determined that these members are independent pursuant to NASDAQ and SEC Rules.
**	The Board has determined that these members are not independent pursuant to NASDAQ and SEC Rules.

Audit Committee

The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.

Other responsibilities of the Audit Committee include: (1) reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; (2) reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; (3) reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; (4) conferring with the independent auditors with regard to the adequacy of internal accounting controls; and (5) reviewing with the independent auditors (a) all critical accounting policies and practices, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees Kforce’s internal audit function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission of concerns regarding accounting or auditing matters.

Each member of the Audit Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Board has determined that Mr. Furlong is an “audit committee financial expert,” as defined by SEC Rules. The Audit Committee’s responsibilities are more fully set forth in its written charter.

To the extent the Audit Committee deems it necessary in fulfilling its objectives; they meet in executive sessions (excluding the Chief Executive Officer, members of management and all other directors that are not Committee members).

Compensation Committee

The Compensation Committee reviews overall compensation and employee benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock option, stock-based incentive, or stock purchase plans; approves any grants or awards under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as required by SEC rules. See the “Compensation Discussion and Analysis” section for a description of the role of executive officers in determining or recommending the amount or form of executive and director compensation. To the extent the Compensation Committee deems it necessary in fulfilling its objectives; they meet in executive sessions (excluding the Chief Executive Officer, members of management and all other directors that are not Committee members). With regard to issues within its authority, the Compensation Committee has the sole authority to select, retain and terminate legal counsel, accountants, consultants, financial experts and advisors, including, without limitation, a compensation consultant to assist in the evaluation of director and executive officer compensation, and has the sole authority to approve the consultant's fees and other retention terms. Annually, the Compensation Committee retains Pearl Meyer & Partners (“PM&P”), an independent executive compensation consultant, to review the Compensation Discussion & Analysis (“CD&A”) contained in the Proxy Statement and as needed to assist with certain compensation arrangement matters for Kforce’s named executive officers (“NEOs”).

Each member of the Compensation Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Compensation Committee’s responsibilities are more fully set forth in its written charter.

Corporate Governance Committee

The purposes of the Corporate Governance Committee are to: (i) encourage and enhance communication among independent directors; (ii) provide a forum for independent directors to meet separately from management; (iii) provide leadership and oversight related to ethical standards and (iv) provide a channel for communication with the CEO. Each member of the Corporate Governance Committee is independent within the meaning of NASDAQ Rules and SEC Rules, and each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee. This Committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this Committee, our “independent” directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Corporate Governance Committee meets on a quarterly basis. The Chair of the Corporate Governance Committee serves as the lead independent director.

Nomination Committee

The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. Each member of the Nomination Committee is independent within the meaning of NASDAQ Rules and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.

The Nomination Committee establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board. To the extent the Nomination Committee deems it necessary in fulfilling its objectives; they meet in executive sessions (excluding the Chief Executive Officer, members of management and all other directors that are not Committee members).

As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives to identify directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (c) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Nomination Committee has not established “minimum qualifications” for director nominees because it is the view of the Nomination Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.

The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Each member of the Nomination Committee is independent within the meaning of the NASDAQ Rules and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.

Executive Committee

The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct that is applicable to all employees of Kforce, including the chief executive officer, chief financial officer and chief accounting officer. The Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.kforce.com.

Communications with the Board

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.

Director Attendance at Annual Meetings

Pursuant to its Corporate Governance Guidelines, all directors are invited to attend the Annual Meeting of Shareholders. Mr. Dunkel, Chairman, attended Kforce’s 2010 Annual Meeting of Shareholders.

Minimum Director Stock Ownership

To strengthen the alignment of interests between directors and shareholders, our Board has adopted formal ownership guidelines. As of the Record Date, all of our directors were in compliance with the policy. The stock ownership policy is incorporated into the Corporate Governance Guidelines which is available for review at www.kforce.com.

Directors’ Compensation

The following table shows the annual compensation of our directors, except Mr. Dunkel, for the fiscal year ended December 31, 2010, which consisted of the following components:

Name (a)	Year (b)	Fees Earned or Paid In Cash (1) (c)	Stock Awards (2) (d)	All Other Compensation (e)		Total (f)
John N. Allred	2010	$50,000	$67,550	$0		$117,550
W.R. Carey, Jr.	2010	$70,000	$67,550	$0		$137,550
Richard M. Cocchiaro	2010	—	—	$239,566	(3)	$239,566
Mark F. Furlong	2010	$71,000	$67,550	$0		$138,550
Patrick D. Moneymaker	2010	$32,000	$67,550	$0		$99,550
Elaine D. Rosen	2010	$65,000	$67,550	$0		$132,550
Ralph E. Struzziero	2010	$61,000	$67,550	$0		$128,550
Howard W. Sutter	2010	—	—	$728,612	(4)	$728,612
A. Gordon Tunstall	2010	$38,000	$67,550	$0		$105,550

(1)	Fees earned or paid in cash consist of an annual retainer for each board member of $20,000 and meeting fees for each board or committee meeting attended of $2,000. Fees earned or paid in cash also include annual retainers for each committee chairperson, as follows: $15,000 paid to Mark F. Furlong for his service as Audit Committee Chair, $15,000 paid to Elaine D. Rosen for her service as Compensation Committee Chair, $10,000 paid to W.R. Carey, Jr. for his service as Nominating Committee Chair and $15,000 paid to Ralph E. Struzziero for his service as Governance Committee Chair. Messrs. Cocchiaro and Sutter are not compensated for their service on the Executive Committee of the Board, which had one meeting during 2010.
(2)	During the year ended December 31, 2010, Kforce granted 5,000 restricted stock awards as a long-term incentive to each member of the Board except for Messrs. Cocchiaro and Sutter. The closing stock price on the date of grant was $13.51. The amounts in this column represent the aggregate grant date fair value of the awards.
(3)	Mr. Cocchiaro is employed by us and his compensation in 2010 consisted of the following items: $159,650 in base salary, $40,000 in bonus, $3,326 in matching contributions made by Kforce in 2011 attributable to defined contribution plans and $36,590 of aggregate change in the accumulated benefit obligation for the Supplemental Executive Retirement Health Plan (“SERHP”) using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2010. Mr. Cocchiaro is not compensated for his service on the Board.
(4)	Mr. Sutter is employed by us and his compensation in 2010 consisted of the following items: $215,000 in base salary, $135,450 in bonus, $270,600 of aggregate grant date fair value of stock awards granted during 2010, $7,773 in matching contributions made by Kforce in 2011 attributable to defined contribution plans and $99,789 of aggregate change in the accumulated benefit obligation for the SERHP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2011. The stock awards granted during 2010 include: (i) 10,000 shares of performance accelerated restricted stock (“PARS”) granted on January 22, 2010 having a closing stock price on the date of grant of $14.51 and (ii) 10,000 PARS granted on May 26, 2010 having a closing stock price on the date of grant of $12.55. These PARS have a six-year vesting period; however, vesting is accelerated if the price of Kforce’s Common Stock exceeds the stock price at the date of grant by 50% for a period of 10 trading days which need not be consecutive. Mr. Sutter is not compensated for his service on the Board.

The following table shows the aggregate number of stock awards and options to purchase Kforce stock held by our non-employee directors at December 31, 2010:

Name	Aggregate Number of Stock Awards Held	Aggregate Number of Unexercised Options Held
John N. Allred	7,500	20,000
W.R. Carey, Jr.	7,500	24,464
Mark F. Furlong	7,500	20,000
Patrick D. Moneymaker	7,500	10,000
Elaine D. Rosen	7,500	25,000
Ralph E. Struzziero	7,500	24,464
A. Gordon Tunstall	7,500	7,768

*	The beneficial ownership of common shares as of the record date for each of our directors is presented below under the heading of “Beneficial Ownership of Common Stock.”

TRANSACTIONS WITH RELATED PERSONS

During 2010, Kforce made payments to a third party, ExecuJet, related to the leasing of aircraft for business-related travel services for certain of our executives in the amount of $265,499. These payments covered customary charges such as flight and fuel charges, and landing fees. An aircraft leased from ExecuJet is partially owned by an entity under the control of our Chairman and Chief Executive Officer, David Dunkel. When the aircraft is not being used by Kforce for business travel or Mr. Dunkel for personal use, ExecuJet has the ability to utilize the aircraft in its chartering operations. Kforce did not pay for Mr. Dunkel’s, or any of its other officers’ or directors’, personal use of the aircraft. The original term of the agreement between ExecuJet and Kforce was for a period of 12 months from its effective date of September 25, 2007 and was renewed for additional 12-month periods. Pursuant to the agreement with ExecuJet, Kforce receives the maximum discount allowable under applicable Federal Aviation Administration regulations for each hour of flight time, which Kforce believes is at below-market rates for the charter of similar aircraft.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Kforce and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Kforce and its shareholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are consistent with the best interests of Kforce and its shareholders. While the Board does not currently have a written policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews and approves, ratifies or denies all related party transactions, and all potential related party transactions, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our consolidated financial statements for the year ended December 31, 2010, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the fiscal year ending December 31, 2011, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services.

Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

Independent Registered Public Accountants—Fee Information

Audit Fees

Fees for audit services totaled $865,500 in 2010 and $852,707 in 2009, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

Fees for audit-related services totaled $80,700 in 2010 and $65,000 in 2009. Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included financial statement audits of our employee benefit plans; consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to acquisitions.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP totaled $22,282 in 2010 and $41,520 in 2009.

All Other Fees

No fees for all other services not described were incurred during 2010 or 2009.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte  & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

During the fiscal year ended December 31, 2010, 100% of audit-related services were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT

Kforce Inc.’s Audit Committee is composed of three directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ Rules and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2011, and to provide review services for each of the quarters in the year ending December 31, 2011.

Submitted by the Audit Committee

Mark F. Furlong (Chairman)

John N. Allred

W.R. Carey, Jr.

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

BENEFICIAL OWNERSHIP OF COMMON SHARES

Directors and Named Executive Officers

The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (a) our NEOs, (b) our directors and (c) all of our directors and executive officers as a group.

	Shares of Kforce Common Shares Beneficially Owned
Name of Individual or Identity of Group	Number (1)(2)(3)	Percent of Class
John N. Allred	40,002	*
W.R. Carey, Jr.	44,464	*
Richard M. Cocchiaro	1,813,381	4.21%
David L. Dunkel	3,203,292	7.44%
Michael L. Ettore	264,066	*
Mark F. Furlong	47,100	*
Joseph J. Liberatore	613,832	1.42%
Randal Marmon	237,975	*
Patrick D. Moneymaker	20,000	*
Elaine D. Rosen	36,000	*
William L. Sanders	879,447	2.04%
Ralph E. Struzziero	79,390	*
Howard W. Sutter	2,662,112	6.17%
A. Gordon Tunstall	17,768	*
All directors and executive officers as a group (17 persons)	9,291,595	21.47%

*	Less than 1% of the outstanding common shares
(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options, as follows: Mr. Allred, 20,000; Mr. Carey, 24,464; Mr. Furlong, 20,000; Mr. Moneymaker, 10,000; Ms. Rosen, 25,000; Mr. Struzziero, 24,464; Mr. Sutter, 80,000; and Mr. Tunstall, 7,768.
(2)	Includes 19,000 shares as to which beneficial ownership is disclaimed by Mr. Cocchiaro (shares held by spouse). Also includes 2,793,331 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Cocchiaro, 34,845 (shares held by mother), 4,575 (shares held by sons), 55,463 (shares held by Cocchiaro Family Foundation), 31,767 (shares held by the David L. Dunkel Irrevocable Children’s Trust of which Mr. Cocchiaro is the sole trustee) and 10,589 (shares held by the David L. Dunkel 2003 Relatives’ Trust of which Mr. Cocchiaro is the sole trustee); Mr. Sanders, 172,058 (shares held by Karen M. Sanders Trust); Mr. Struzziero, 1,987 (shares held by spouse); and Mr. Sutter, 5,000 (shares held by spouse), 1,541,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner), 149,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee) and 786,555 (shares held by the David L. Dunkel 2009 Grantor Retained Annuity Trust of which Mr. Sutter is the sole trustee).
(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Allred, 7,500; Mr. Carey, 7,500; Mr. Dunkel, 1,103,454; Mr. Ettore, 264,066; Mr. Furlong, 7,500; Mr. Liberatore, 454,731; Mr. Marmon, 233,120; Mr. Moneymaker, 7,500; Ms. Rosen, 7,500; Mr. Sanders, 639,331; Mr. Struzziero, 7,500; Mr. Sutter, 52,851 and Mr. Tunstall, 7,500.

Owners of More Than 5%

The following table shows the number of common shares held by persons known to Kforce, in addition to Mr. Dunkel and Mr. Sutter, to beneficially own more than 5% of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Lord, Abbett & Company LLC (1) 90 Hudson Street Jersey City, New Jersey 07302	3,387,575	7.87%

T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	3,227,756	7.50%

BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	2,359,696	5.48%

(1)	Based on Amendment No. 2 to Schedule 13G dated February 14, 2011, in which Lord, Abbett, & Company LLC reported that, as of December 31, 2010, it had sole voting power over 2,938,267 of the shares and sole dispositive power over all 3,387,575 shares.
(2)	Based on Amendment No. 2 to Schedule 13G dated February 14, 2011 in which T. Rowe Price Associates, Inc. reported that, as of December 31, 2010, it had sole voting power over 481,200 of the shares and sole dispositive power over all 3,227,756 shares.
(3)	Based on a Schedule 13G dated January 21, 2011 in which BlackRock, Inc. reported that, as of December 31, 2010, it had sole voting and dispositive power over all 2,359,696 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC. The directors, officers and 10 percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our Common Stock were in compliance with their filing requirements for all transactions that occurred during our most recent fiscal year.

EXECUTIVE OFFICERS

Michael R. Blackman, 56, has served as Kforce’s Chief Corporate Development Officer since December 2009. Prior to his appointment as Chief Corporate Development Officer, Mr. Blackman served as Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty.

David L. Dunkel, 57, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

Michael Ettore, 54, has served as Kforce’s Senior Vice President and Chief Services Officer since October 2004. Mr. Ettore joined Kforce in 1999 and has served as the Vice President, Leadership Development and Vice President, Operations. Prior to joining Kforce, Mr. Ettore served in the United States Marine Corps as an Infantry Officer, retiring in 1998, after 24 years of service.

Jeffrey B. Hackman, 32, has served as Kforce’s Chief Accounting Officer and Principal Accounting Officer since February 2009. Prior to his appointment as Chief Accounting Officer, Mr. Hackman served as the SEC Reporting Director from October 2007 to February 2009. Prior to joining Kforce, Mr. Hackman was employed by Grant Thornton LLP as an audit senior manager beginning in September 2002.

David M. Kelly, 45, has served as Kforce’s Senior Vice President, Finance and Accounting since February 2009 and Corporate Assistant Secretary since October 2010. Mr. Kelly joined Kforce in 2000 and has served as Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Prior to joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.

Joseph J. Liberatore, 48, has served as Kforce’s Executive Vice President and Chief Financial Officer since July 2008, Senior Vice President and Chief Financial Officer since October 2004 and Corporate Secretary since February 2007. Prior to his appointment as Chief Financial Officer, Mr. Liberatore had served as Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2000 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various roles in Kforce since 1988.

Randal Marmon, 48, has been Chief Customer Development Officer of Kforce since January 2009. Prior to his appointment as Chief Customer Development Officer, Mr. Marmon served as President for the East Region of Kforce from 2004 to 2009. Mr. Marmon has served in various roles at Kforce since he joined Romac International, one of Kforce's predecessors, in 1992, including serving as Vice President for Major/National Accounts, Vice President for Strategic Business Relationships, Vice President for Business Development, Market Director and as a staffing consultant.

William L. Sanders, 64, has served as Kforce’s President since October 2004. Mr. Sanders also served as Kforce’s Corporate Secretary from April 1999 to February 2007. Prior to his appointment as President, Mr. Sanders served as Kforce’s Chief Operating Officer from 2002 to 2007 and Senior Vice President from 1999 to 2002. From April 1999 to September 2003, Mr. Sanders also served as Kforce’s Chief Financial Officer. Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche LLP.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Background

For purposes of this discussion, Kforce’s NEOs are: David L. Dunkel, William L. Sanders, Joseph J. Liberatore, Michael Ettore and Randal Marmon.

The Compensation Committee (the “Committee”) is responsible for setting Kforce’s compensation principles that serve to guide the design of its executive compensation program. The Committee is also responsible for determining the annual compensation of the CEO and the other executive officers, including the other NEOs. In 2010, the Committee utilized an annual assessment performed by management which reviewed and analyzed the executive compensation program for our NEOs. The objective of this assessment was to analyze our executive compensation in relation to the competitive market for similar executive officers using publicly available market data. Specifically, management compared the base salaries as well as the annual and long-term incentive compensation levels for Kforce’s CEO and other NEOs to the competitive market for similar executive talent. Additionally, this assessment analyzed the ongoing competitiveness and effectiveness of Kforce’s executive compensation program in achieving the desired goals and objectives summarized in this CD&A. Also, the Compensation Committee retained PM&P in 2010 to review the 2010 proxy statement prior to it being filed with the SEC and to assist in certain executive compensation arrangement matters. Management did not retain PM&P for any services during 2010 or related to the 2010 proxy statement.

The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input from the CEO, President and Chief Financial Officer and discusses compensation with them, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is solely at the Committee’s discretion. The Committee is committed to: (i) staying informed of current issues and emerging trends; (ii) ensuring that Kforce’s executive compensation program remains aligned with best practices; and (iii) establishing and maintaining an executive compensation program that is consistent with shareholder interests while providing appropriate incentives to our executives.

Overview and Executive Summary

This CD&A provides information regarding the 2010 NEO compensation program and describes the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2010 NEO compensation program, as approved by the Committee. The CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The Committee believes Kforce has an outstanding management team, which has produced strong financial results and shareholder returns in comparison to companies in its industry. The following are what the Committee believes to be several significant operational and financial achievements of Kforce and our management team over the last several years:

•

During the past five years, Kforce’s stock price performance increased 45.0%, ranking it 1st among the 2010 Industry Peer Group, and had the only positive return in the 2010 Industry Peer Group during the five year period ending December 31, 2010. For 2010, Kforce’s stock price performance increased 29.4%.

•

Kforce ranked 4th and 1st in 2010 and 2009, respectively, compared to its Industry Peer Group for the respective year in terms of total shareholder return which generated long-term incentive awards of 3% and 4%, respectively, of our common shares outstanding.

•

The achievement of significant growth in our Strategic Accounts (which is the title of our strategy for cultivating relationships with large clients, both in terms of annual revenues and geographic dispersion), which we believe was a result of an intense focus on cultivating relationships with these large clients.

•

The continued expansion and leverage of Kforce’s National Recruiting Center (“NRC”), which is a centralized recruiting organization that identifies and interviews active candidates from nationally contracted job boards as well as other sources. Our management team believes the NRC provides Kforce with a significant competitive advantage by meeting the demands of our Strategic Accounts as well as other demands for high volume staffing.

•

Net service revenues increased 8.9% to $990.8 million in 2010 from $910.1 million in 2009. Flex revenues increased 7.9% to $951.4 million in 2010 from $881.7 million in 2009 and Search revenues increased 38.6% to $39.4 million in 2010 from $28.4 million in 2009.

•	SG&A as a percentage of revenues for the year ended December 31, 2010 was 26.8% compared to 27.6% in 2009.

•	Net income increased 60.3% to $20.6 million in 2010 from $12.9 million in 2009.

•	Diluted earnings per share increased 54.5% to $0.51 in 2010 from $0.33 in 2009.

These financial and operational results were key factors into the decisions made by the Compensation Committee with regard to executive pay outcomes for the NEOs. Despite these operational and financial achievements, the Committee made several significant decisions to maintain compensation at reasonable levels, including:

•	Salaries were not increased for the NEOs during 2010, with the exception of Mr. Marmon, our newest NEO, who received a 5% salary increase to bring him closer to a market competitive rate.

•	Our NEOs recommended to the Committee, and the Committee approved, significant annual cash incentive reductions.

To further demonstrate the Compensation Committee’s competitive pay practices, the following chart illustrates Kforce’s and our 2010 Industry Peer Group’s (excluding Volt Information Sciences, Inc. due to the lack of available information) percentile rank of total direct compensation (“TDC”) (which includes all compensation from the Summary Compensation Table except for column (h) changes in pension value and nonqualified deferred compensation earnings and column (i) all other compensation) over a three-year period for each CEO against the percentile rank of total shareholder return (“TSR”) over a three-year period. TDC for each CEO of our 2010 Industry Peer Group is derived from the “Summary of Compensation” table from the latest Proxy Statement of each member of our 2010 Industry Peer Group and covers 2008, 2009 and 2010. TSR is based on stock price performance.

In the chart above, Kforce has a CEO TDC percentile at the 90th percentile versus a 100th percentile ranking for TSR. We believe this chart serves to illustrate the orientation of our executive compensation philosophies and guiding principles with total shareholder returns.

Executive Compensation Philosophy and Guiding Principles

Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management.

1—Compensation should be directly aligned with performance.

The Committee believes executive compensation levels should be commensurate with Kforce’s performance and shareholder return. The Committee, however, also recognizes, and considers in determining compensation levels, that disparities may arise between Kforce’s performance and shareholder return at certain times due to, among other factors, market and economic conditions. As a result, Kforce uses different performance measurements in its annual incentive and long-term incentive programs:

•

The annual incentive program uses a combination of earnings per share (“EPS”) and revenue metrics, which may be relative in nature, as performance measurements, in addition to evaluating individual performance and the achievement of individual Management Business Objectives (“MBOs”). The Committee and Kforce management believe the achievement of the objectives related to these measures will result in profitable growth that will, in turn, increase long-term shareholder value. For each measure of the annual incentive program, incentive awards can be at, above or below target levels based on actual compared to planned results, with no payments made if performance does not meet a minimum threshold level. Each award for the CEO is subject to the negative discretion of the Committee and each award for the other NEOs is subject to similar discretion by the CEO depending upon final results and circumstances.

•

Long-term incentive awards are tied directly to stock price performance. In addition, long-term incentive awards generally vest over three to six years, which the Committee believes further aligns compensation with our performance and our shareholders’ interests.

2—Pay opportunities and program design should be competitive with market practice.

The Committee believes Kforce’s compensation programs should provide superior cash and equity incentives for superior performance to attract, motivate and retain executive officers and to adequately compete with public and private companies. The Committee believes Kforce’s compensation program achieves this result. Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth. The Committee further believes it also is important to be knowledgeable of best practices and how comparable organizations compensate their executives.

The Committee also takes into account Kforce’s complex operating model, which we believe is unique within an industry populated by many single-service private firms owned by entrepreneurial individuals and firms financed by private-equity firms, which represent our most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies and knowledge gained from Kforce’s past acquisitions has led to a need to take into account such philosophies of superior pay for superior performance in order for our executive compensation program to remain competitive with the programs of these private companies.

The Committee reviews compensation data from several independent sources to determine whether Kforce’s executive compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other comparably sized professional service organizations because Kforce generally requires skills from a more varied set of backgrounds. Total pay levels for NEOs are targeted between the 50th percentile (median) and the 75th percentile of the industry average for similar executives when targeted performance goals are achieved, though payouts for superior performance may exceed these levels. The Committee believes that targeting our executive compensation at or above the median is critical to the successful retention of our NEOs and provides a significant incentive to our NEOs to exceed targeted performance. In addition, as further discussed in the paragraph below, the Committee believes our executive compensation program is aligned with our shareholders’ interests by providing a high degree of variability based on measurable performance criteria.

3—Share ownership should be promoted.

The Committee believes Kforce’s executives should have a personal financial stake directly aligned with the interests of Kforce’s shareholders. As a result, long-term equity incentives, including stock options, stock appreciation rights (“SARs”) and full-value awards such as PARS and restricted stock (“RS”), are included in Kforce's executive compensation program. Executives can also increase their equity ownership levels by receiving stock in lieu of cash compensation at the Committee’s discretion. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan (“2009 ESPP”).

During 2006, the Committee adopted formal ownership guidelines, which require each of the NEOs to own the equity equivalent of two times his annual salary. If a cash-based long-term incentive vests prior to the NEO attaining the minimum required share ownership, the settlement of the cash-based long-term incentive will be 50% Kforce shares and 50% cash. As of the Record Date, all of our NEOs were in compliance with this policy. The stock ownership policy is available for review at www.kforce.com.

4—Kforce considers the tax deductibility of executive compensation as appropriate.

Kforce considers the possible tax consequences in the design of its executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations, the interpretations of such laws and regulations, and the nature and timing of various decisions by executives regarding stock options and other rights) beyond Kforce’s control. In addition, Kforce believes it is important to retain maximum flexibility in designing compensation programs to meet its stated objectives. While Kforce considers tax deductibility as one of the factors in designing compensation programs, for all of the above reasons, Kforce does not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

We have structured the 2006 Stock Incentive Plan, and its subsequent amendments, so that gains from the exercise of stock options and SARs will be fully deductible to Kforce for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent they are performance-based, certain other forms of compensation may be deductible. Kforce reserves the right to grant compensation that would not ordinarily be deductible, including salary, discretionary incentives, time-based restricted stock and executive perquisites to the extent deemed to be in the shareholders’ interests even if such compensation may result in less than full tax deductibility to Kforce.

Kforce Stock Price Performance Graph and Benchmarking

The following graph is a comparison of the cumulative total returns for Kforce's Common Stock as compared with the cumulative total return for: (i) the 2010 Industry Peer Group (as defined below); (ii) the peer group that we used for comparison purposes in last year's Annual Report to Shareholders (the "2009 Industry Peer Group"); and (iii) the NASDAQ Stock Market Index. Kforce’s cumulative return was computed by dividing the difference between the price of Kforce’s Common Stock at the end of each year and the beginning of the measurement period (December 31, 2005 to December 31, 2010) by the price of Kforce’s Common Stock at the beginning of the measurement period. The cumulative total returns for the NASDAQ, the 2010 Industry Peer Group and the 2009 Industry Peer Group include dividends in the calculation of total return and are based on an assumed $100 investment on December 31, 2005, with all returns weighted based on market capitalization at the end of each discrete measurement period. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce’s Common Stock. For purposes of the stock price performance graph below, Kforce has been excluded from the 2010 Industry Peer Group and the 2009 Industry Peer Group. During the past five years, Kforce’s stock price performance increased 45.0%, ranking it 1st among the 2010 Industry Peer Group and had the only positive return in the 2010 Industry Peer Group during the five year period ending December 31, 2010.

The industry peer group is one of the building blocks of the executive compensation program as it provides the Committee with fact-based data and insight into external compensation practices. The industry peer group provides information about pay levels, pay practices and performance comparisons. The primary criterion for peer group selection includes peer company customers, geographical presence, talent, capital, complexity of operating model and annual revenues.

2010 Industry Peer Group:

CDI Corporation	On Assignment, Inc.
CIBER, Inc.	Robert Half International Inc.
AMN Healthcare Services, Inc.	Resources Connection, Inc.
Kelly Services, Inc.	Volt Information Sciences Inc.
SFN Group, Inc.

The difference between the 2010 Industry Peer Group and the 2009 Industry Peer Group is that SFN Group, Inc. replaced MPS Group, Inc. (“MPS”). This decision was driven by the acquisition of MPS by a less comparable corporation within the staffing industry during the first quarter of 2010.

	2005	2006	2007	2008	2009	2010
Kforce Inc.	100.0	109.1	87.4	68.8	112.0	145.0
2010 Industry Peer Group	100.0	108.1	76.8	54.7	68.3	79.3
2009 Industry Peer Group	100.0	109.3	77.4	56.5	72.6	69.2
NASDAQ Stock Market (Composite)	100.0	109.5	120.3	71.5	102.9	120.3

Compensation Components

Below is a description of Kforce’s targeted overall compensation for its NEOs, as well as a description of how Kforce determines the components that make up total targeted compensation.

Targeted Overall Compensation

Kforce targets overall cash compensation for its NEOs between the 50th percentile and the 75th percentile of the industry averages for similar executives based on the attainment of targeted goals, though payouts for superior performance may exceed these levels. The information regarding industry averages was derived from management's 2010 annual assessment, as discussed above, of the competitive market for similar executive officers. If goals are not reached, or if they are exceeded, total compensation is adjusted accordingly. All percentile targets referred to below in the specific Kforce pay programs are based on this combination of data. As shown below, our CEO and the Committee believe the performance-based compensation metrics that determine the “at risk,” or performance-based, portion of the overall compensation plans are appropriate and aligned with the interests of our shareholders and are an integral part of Kforce’s business strategies.

The charts below provide fixed compensation (which we consider salary) and performance-based compensation (which we consider the PARS, RS and annual incentive elements of our compensation program) as a percentage of total direct compensation for the CEO and the other NEOs (in the aggregate) for 2010. For purposes of the charts below, we have excluded the change in pension and nonqualified deferred compensation earnings that is presented in column (h) within the Summary Compensation and the all other compensation column (i).

During each of the last three years, performance-based compensation for the CEO accounted for over 85% of total direct compensation while performance-based compensation for the other NEOs ranged from 75% to 85% of total direct compensation.

Base Salaries

NEOs’ salaries are targeted at the market median of competitive practices as compared with similar positions at comparable companies, consistent with Kforce’s compensation strategy, which includes the goal of minimizing fixed costs and maximizing the percentage of “at risk” performance-based pay for senior executives. Salary levels are adjusted from these target levels to reflect past performance, expected future contributions, and the experience level of each executive. Kforce chooses to pay salaries to senior officers to provide a level of assured cash compensation commensurate with their professional status and accomplishments.

The following table provides the salary growth rate for each NEO from 2005 to 2010, except for Mr. Marmon. The salary growth rate for Mr. Marmon is calculated from the point at which he was designated as a NEO, which was 2009.

Name (a)	Beginning Base Salary (1) (b)	2010 Base Salary (c)	Compounded Growth in Base Salary (d)
David Dunkel, CEO	$625,000	$750,000	3.7%
William Sanders, President	$540,000	$600,000	2.1%
Joseph Liberatore, Chief Financial Officer	$400,000	$450,000	2.4%
Michael Ettore, Chief Services Officer	$300,000	$335,000	2.2%
Randal Marmon, Chief Customer Development Officer	$300,000	$315,000	5.0%

(1)	The beginning base salary for each NEO except Mr. Marmon is that which was earned in 2005. For Mr. Marmon, the beginning base salary is that which was earned in 2009, which was the first year in which he was a NEO. The base salary in 2005 to 2007 includes an annual perquisite allowance of $50,000 for each NEO, which the NEO could have used in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance and any other appropriate perquisite. During 2008, the $50,000 perquisite allowance was eliminated.

Consistent with Kforce’s strategy of performance-based pay and market-based fixed compensation, Kforce has kept 2011 base salaries at 2010 levels except for Mr. Ettore and Mr. Marmon who received a $15,000 increase and $35,000 increase, respectively, designed to make them more market competitive on a salary basis.

Annual Incentive Compensation

Annual incentive compensation is targeted at the market 67th percentile of competitive practices. Actual total cash compensation will be at, above, or below targeted levels, based on actual compared to planned performance results. The Committee believes targeting annual incentive compensation above the market median promotes retention among the NEOs. Also, because payouts of annual incentive compensation at or above target requires the achievement of challenging performance goals, we believe that this form of compensation effectively motivates our NEOs to drive our operational performance without encouraging unreasonable risk. In addition, we believe the higher-than-median annual incentive targets motivate senior executives to meet performance goals approved by the Committee and provide a higher level of total cash compensation to NEOs, while minimizing fixed salary costs.

We determine the annual incentive compensation for our NEOs by selecting, after the end of the year, the greater bonus as calculated under a financial targets plan (“Target Plan”) and relative revenue performance plan (“Revenue Performance Plan”). The Target Plan has two components: (i) a bonus based on the 2005 Annual Performance Bonus Plan, which was approved by Kforce shareholders in 2005 and which is primarily based on achieving certain annual performance metrics (the “Incentive Bonus”) and (ii) an objectives-based bonus based on individual accomplishments and business unit performance (the “Individual Bonus”). More specifically, the Incentive Bonus is composed of amounts typically tied to EPS and annual revenues, and the Individual Bonus is composed of amounts tied to individual performance and the achievement of individual MBOs. The Committee believes the Target Plan drives internal performance factors thought to be linked to the achievement of shareholder returns.

The Revenue Performance Plan has two components: (i) a bonus based on Kforce’s relative annual revenue performance as compared to its 2010 Industry Peer Group (“Relative Revenue Bonus”) and (ii) an Individual Bonus. The Committee determined that Relative Revenue Bonus provided a method to measure Kforce’s performance as compared to the 2010 Industry Peer Group, which the Committee believed would drive better shareholder returns versus the Peer Group.

The total target 2010 annual incentive awards (including the greater of bonus as calculated under either the Target Plan or the Revenue Performance Plan) were based on the following:

•	Messrs. Dunkel, Sanders and Liberatore had two alternative measurements:

•	Target Plan

•	40% was tied to EPS;
•	40% was tied to total annual revenues; and
•	20% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	80% was tied to relative revenue performance; and
•	20% was tied to individual performance and the achievement of individual MBOs.

•	Mr. Ettore had two alternative measurements:

•	Target Plan

•	30% was tied to EPS;
•	20% was tied to total annual revenues; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	50% was tied to relative revenue performance; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Mr. Marmon had two alternative measurements:

•	Target Plan

•	20% was tied to EPS;
•	30% was tied to total annual revenues; and
•	50% was tied to individual performance and the achievement of individual MBOs.

•	Revenue Performance Plan

•	50% was tied to relative revenue performance; and
•	50% was tied to individual performance and the achievement of individual MBOs.

The total target 2010 annual incentive awards for Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon as a percentage of their respective 2010 base salaries (whether determined pursuant to the Target Plan or the Revenue Performance Plan) were 100%, 90%, 85%, 75% and 75%, respectively.

For the 2010 Target Plan, the following table provides the potential bonus payouts relative to the achievement of both revenue and EPS (the payout percentage for performance results between different levels is equal to the payout percentage for the lower performance result (e.g., if our 2010 total annual revenues had been $970.0 million, the payout percentage allocable to the total revenue column would have been 250%)):

Total Revenue (in millions)	Payout % of Target	EPS	Payout % of Target
$928	50%	$0.42	50%
$933	79%	$0.43	92%
$939	108%	$0.44	133%
$944	136%	$0.45	175%
$950	164%	$0.46	217%
$955	193%	$0.47	258%
$961	221%	$0.48	300%
$966	250%	$0.49	320%
$971	271%	$0.50	340%
$976	293%	$0.51	360%
$981	314%	$0.52	380%
$986	336%	$0.53	400%
$991	357%
$996	379%
$1,000	400%

Under the Revenue Performance Plan, the Relative Revenue Bonus had two potential bonus payouts: (i) 275% of the total targeted Relative Revenue Bonus payout, if Kforce's relative revenue performance ranked in the top half of the 2010 Industry Peer Group (which is subject to the Committee’s negative discretion) or (ii) zero if Kforce’s relative revenue performance ranked in the bottom half of the 2010 Industry Peer Group.

For purposes of this calculation, we used an EPS figure of $0.45 (which would have been the EPS if the 2010 Incentive Bonus had been paid) and our 2010 total annual revenues were $990.8 million. The payout percentages of target under the Target Plan (if determined to be the greater bonus) were, thus, 336% for 2010 total annual revenues and 175% for 2010 EPS. Our NEOs would have earned, under the Target Plan (if determined to be the greater bonus), the 2010 Incentive Bonus amounts listed in the table below, which aggregated to $4,040,164 (incorporates an impact to EPS for the 2010 Incentive Bonus resulting in an EPS of $0.45). Also, because our 2010 relative revenue performance was in the top half of the 2010 Industry Peer Group (which would have resulted in a payout percentage of 275%), our NEOs would have earned, under the Revenue Performance Plan (if determined to be the greater bonus), the 2010 Relative Revenue Bonus amounts listed in the table below, which aggregated to $4,349,813.

Early in 2010, our NEOs unanimously decided to reduce their annual incentive compensation for 2010 if the financial results achieved during the year did not meet aspirational goals. The NEOs informed the Committee of their intentions. At the end of 2010, the NEOs decided that such financial expectations had not been met and requested that their annual incentive compensation should be reduced accordingly in order to ensure an appropriate return to our shareholders through an increase to EPS. As a result, actual 2010 bonus payouts to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon are identified in the table below and range from 9% to 31% of the Relative Revenue Bonus Earned column below (the higher of the two bonus plan outcomes).

Name	Incentive Bonus Earned	Relative Revenue Bonus Earned	Actual Bonus Approved	Discretionary Reduction to Incentive Bonus (1)
David Dunkel, CEO	$1,533,000	$1,650,000	$150,000	$1,500,000
William Sanders, President	$1,103,760	$1,188,000	$108,000	$1,080,000
Joseph Liberatore, Chief Financial Officer	$781,830	$841,500	$76,500	$756,000
Michael Ettore, Chief Services Officer	$300,746	$345,469	$100,500	$244,969
Randal Marmon, Chief Customer Development Officer	$320,828	$324,844	$100,000	$224,844

	$4,040,164	$4,349,813	$535,000	$3,814,813

(1)	The discretionary reduction represents the difference between the “Actual Bonus Approved” column and the “Relative Revenue Bonus Earned” column.

Long-Term Incentives

Kforce grants long-term incentives (“LTI”) to its NEOs to help ensure the long-term success of Kforce, and to align executive and shareholder interests. LTIs are targeted above the market median of competitive practices as defined by reference to the 2010 Industry Peer Group. SARs, PARS and RS grants typically represent the primary form of LTIs for our NEOs. As approved by the Committee, the target LTI allocation for Messrs. Dunkel and Sanders includes a combination of SARs and PARS that, we believe, closely aligns the LTIs with increases in shareholder value. For Messrs. Liberatore, Ettore and Marmon, the target LTI allocation includes a combination of SARs, PARS and RS. The Committee believes the RS portion of these awards provides an enhanced retention vehicle for these executives. In order to limit potential shareholder dilution from our equity plans and better manage share reserves, equity grant run rates will vary with Kforce’s performance but will not exceed 4% of common shares outstanding as of a particular year-end.

LTIs are tied directly to the performance of Kforce’s Common Stock in relation to our industry peer group, up to a maximum of 4% of our common shares outstanding. During 2010 and 2009, the performance of Kforce’s Common Stock ranked 4th and 1st within our peer group (which, for purposes of determining the number of 2010 long-term incentive awards, was the 2010 Industry Peer Group), respectively, resulting in suggested equity grant pools of 3.00% and 4.00% of our common shares outstanding, respectively. The actual equity grants generally consist of a combination of SARs, PARS and RS and are allocated to each of the respective NEOs.

January 2010 Grants Based on 2009 Performance

During 2009, the performance of Kforce’s Common Stock ranked 1st within our 2009 Industry Peer Group, which resulted in a suggested equity grant pool of 4.00% of our common shares outstanding. The Committee authorized the grant at the 4.00% level based on this performance. Grants made for 2009 shareholder return performance against our 2009 Industry Peer Group were made on the first business day of 2010 and are shown as 2010 compensation in the Stock Awards column (e) of the Summary Compensation Table.

A key decision made by the Committee was to not grant SARs, and to grant only PARS to Messrs. Dunkel and Sanders and a combination of PARS and RS to Messrs. Liberatore, Ettore and Marmon to more effectively utilize the remaining shares available for issuance under the 2006 Stock Incentive Plan. The PARS will vest on a time basis over the course of six years (25% annually beginning on January 4th, 2013), but vesting may be accelerated if the closing stock price of Kforce’s Common Stock exceeds the closing stock price at the date of grant by 50%, or $18.91, for a period of 10 trading days which need not be consecutive. The RS granted to Messrs. Liberatore, Ettore and Marmon will vest on a time basis over the course of six years (20% annually beginning on January 4th, 2012).

The actual equity grants relating to 2009 performance made on January 4, 2010, at a price of $12.61 (which represented the closing price on that date), were as follows:

Name (a)	Type of Award (b)	# of Shares (c)
David Dunkel, CEO	PARS	501,111

William Sanders, President	PARS	275,092

Joseph Liberatore, Chief Financial Officer	PARS	121,502
	RS	55,582

Michael Ettore, Chief Services Officer	PARS	45,263
	RS	54,065

Randal Marmon, Chief Customer Development Officer	PARS	45,263
	RS	54,065

January 2011 Grants Based on 2010 Performance

During 2010, the performance of Kforce’s Common Stock ranked 4th within our 2010 Industry Peer Group, which resulted in a suggested equity grant pool of 3.00% of our common shares outstanding. The Committee authorized the grant at the 3.00% level based on this performance. Grants made for 2010 shareholder return performance against our 2010 Industry Peer Group were made on the first business day of 2011 and are not included in the Summary Compensation Table.

A key decision made by the Committee was to not grant SARs, and to grant only PARS to each NEO to more effectively utilize the remaining shares available for issuance under the 2006 Stock Incentive Plan and to ensure the entire grant had an additional performance element associated with it. The PARS will cliff vest three years from the grant date, but vesting may be accelerated if the closing stock price of Kforce’s Common Stock exceeds the closing stock price at the date of grant by 40%, or $22.91, for a period of 10 trading days which need not be consecutive. The Committee believes that a three-year vesting period provides for an appropriate retention vehicle and is aligned with competitive peer group pay practices. Also, the Committee believes that the acceleration provision will only be achieved in the event of significant shareholder return.

The actual equity grants relating to 2010 performance made on January 3, 2011, at a price of $16.37 (which represented the closing price on that date), were as follows:

Name (a)	Type of Award (b)	# of Shares (c)
David Dunkel, CEO	PARS	383,208
William Sanders, President	PARS	210,369
Joseph Liberatore, Chief Financial Officer	PARS	135,418
Michael Ettore, Chief Services Officer	PARS	75,957
Randal Marmon, Chief Customer Development Officer	PARS	75,957

Burn Rate Commitment

During 2010, the Compensation Committee decided to limit grants during the period of April 1, 2010 to March 31, 2013 to an average rate equal to or less than 3.45% of the number of shares of our Common Stock that we believe will be outstanding over such period (assuming approximately 40,000,000 shares). The Compensation Committee recognizes that it exceeded its targeted annual rate during the period from April 1, 2010 to March 31, 2011 due to Kforce’s outstanding performance but fully expects to meet the commitment over the full three year commitment period.

Other Factors Affecting Compensation

Executive Benefit Plans

The following benefit plans discussed below are available to our NEOs. The Committee takes into account the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.

Kforce Nonqualified Deferred Compensation Plan. Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of the participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board of Directors. Only Mr. Marmon among the NEOs made a new contribution to the deferred compensation plan during 2010 and he received a matching contribution as shown in the Summary Compensation and Deferred Compensation Tables.

Kforce Inc. Supplemental Executive Retirement Plan. During 2006, Kforce adopted a Supplemental Executive Retirement Plan (“SERP”) for all NEOs. The primary goals of the SERP are to provide for retirement benefits, create an additional wealth accumulation opportunity and restore lost qualified pension benefits due to ERISA limitations on the contributions that can be made by NEOs to Kforce’s 401(k) plan. The SERP is funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP are targeted at 45% of the covered executive officer’s average salary and cash bonus from the three years where the executive earned the highest salary and bonus during the last ten years of employment, which is subject to adjustment for early retirement and the participant’s vesting percentage. Benefits under the SERP are normally paid based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.

Kforce Supplemental Executive Retirement Health Plan. During 2007, Kforce adopted a Supplemental Executive Retirement Health Plan (“SERHP”) for all NEOs. The primary goal of the SERHP is to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirror that of the SERP and no advance funding is required by Kforce or the participants. Under the terms of their respective employment agreements, if an NEO retires while employed by Kforce, and qualifies for retirement benefits under the SERP, then he may elect, on behalf of himself and his spouse, to participate in the SERHP.

The Committee believes the SERP and SERHP provide significant retention benefits for our NEOs.

Employment, Severance and Change in Control Agreements

Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined that it is in Kforce’s best interests and that of its shareholders to recognize the contributions of the NEOs to Kforce’s business and to continue to retain the services of the NEOs. These agreements have been amended from time to time, most recently in December 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and interpretive guidance issued there-under. The specific amounts the NEOs would receive under the employment agreements are described in the “2010 Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.

In 2009, the Compensation Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.

Perquisites and Other Personal Benefits

As indicated in the “All Other Compensation” column of the Summary Compensation Table, Kforce does not provide any perquisites or other personal benefits to its NEOs.

SUMMARY COMPENSATION TABLE

For Fiscal Years Ended December 31, 2010, 2009 and 2008

Name and Principal Position (a)	Year (b)	Salary (1) (c)	Bonus (d)	Stock Awards (2) (e)	Option Awards (3) (f)	Non-Equity Incentive Plan Compensation (4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6) (h)	All Other Compensation (i)	Total (j)
David Dunkel,	2010	$750,000	$0	$6,319,010	$0	$150,000	$994,790	$0	$8,213,800
CEO	2009	$750,000	$0	$3,271,243	$0	$1,800,000	$1,000,125	$0	$6,821,368
	2008	$750,000	$0	$4,176,003	$0	$655,865	$460,875	$0	$6,042,743

William Sanders,	2010	$600,000	$0	$3,468,910	$0	$108,000	$2,077,887	$0	$6,254,797
President	2009	$600,000	$0	$1,795,799	$0	$1,296,000	$2,558,949	$0	$6,250,748
	2008	$600,000	$0	$1,139,152	$1,257,695	$472,223	$1,150,519	$0	$4,619,589

Joseph Liberatore,	2010	$450,000	$0	$2,233,029	$0	$76,500	$256,984	$0	$3,016,513
Chief Financial Officer	2009	$450,000	$0	$1,155,997	$0	$918,000	$216,666	$0	$2,740,663
	2008	$450,000	$0	$1,082,126	$470,794	$314,815	$13,946	$0	$2,331,681

Michael Ettore,	2010	$335,000	$0	$1,252,526	$0	$100,500	$275,887	$1,650	$1,965,563
Chief Services Officer	2009	$335,000	$0	$648,414	$0	$471,094	$181,510	$1,550	$1,637,568
	2008	$335,000	$0	$743,581	$91,589	$200,625	$123,706	$0	$1.494.501

Randal Marmon,	2010	$315,000	$0	$1,252,526	$0	$100,000	$113,944	$9,019	$1,790,489
Chief Customer Development Officer	2009	$300,000	$0	$0	$0	$421,875	$21,644	$5,627	$749,146

(1)	Represents each NEO’s salary earned during the respective year.

(2)	The amounts reported reflect the grant date fair value of the awards granted during each of 2010, 2009, and 2008, including the January 2009 ALTI grants. The values of the January 2009 ALTI grants, assuming that the highest level of performance conditions will be achieved, are as follows: Mr. Dunkel—$1,921,820; Mr. Sanders—$1,055,012; Mr. Liberatore—$679,139; and Mr. Ettore—$380,936. For a discussion of the assumptions used in the 2010 fair value calculation of the equity-based awards, see Note 14, Stock Incentive Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2010.

(3)	The amounts reported reflect the grant date fair value of the SARs granted during 2008. No options were granted during 2010, 2009 or 2008 and no SARs were granted during 2010 or 2009.

(4)	Represents annual incentive compensation (including both the Incentive Bonus and Individual Bonus) earned by the NEOs during each of 2010, 2009, and 2008. For 2010, the NEOs elected to take a discretionary reduction to their annual incentive payouts to the amounts noted in the Non-Equity Incentive Plan Compensation column (g) to ensure an appropriate shareholder return for 2010. The reductions aggregated to $3,814,813 for the NEOs (see additional detail in the Compensation Discussion & Analysis section entitled Annual Incentive Compensation).

(5)	This includes the aggregate change in the accumulated benefit obligation for the SERP and SERHP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2010. See the Pension Benefits table below for more detail and discussion.

(6)	Of the NEOs, Messrs. Dunkel, Sanders and Marmon are the only participants in Kforce’s nonqualified deferred compensation plans. There were no above-market or preferential earnings generated during 2010, 2009 or 2008, thus, there are no amounts included in column (h). See the Nonqualified Deferred Compensation table below for more detail on the activity during 2010 and balances maintained as of December 31, 2010.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2010

Name (a)	Type of Award (b)	Grant Date (c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units (j)	Grant Date Fair Value (k)
			Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
David Dunkel	Annual Incentive Award (1)	2/2/2010; 12/31/2010	$300,000	$750,000	$2,250,000	—	—	—	—	—
	PARS (2)	1/4/2010	—	—	—	—	—	—	501,111	$6,319,010

William Sanders	Annual Incentive Award (1)	2/2/2010; 12/31/2010	$216,000	$540,000	$1,800,000	—	—	—	—	—
	PARS (2)	1/4/2010	—	—	—	—	—	—	275,092	$3,468,910

Joseph Liberatore	Annual Incentive Award (1)	2/2/2010; 12/31/2010	$153,000	$382,500	$1,350,000	—	—	—	—	—
	PARS (2)	1/4/2010	—	—	—	—	—	—	121,502	$1,532,140
	RS (3)	1/4/2010	—	—	—	—	—	—	55,582	$700,889

Michael Ettore	Annual Incentive Award (1)	2/2/2010; 12/31/2010	$62,813	$251,250	$1,005,000	—	—	—	—	—
	PARS (2)	1/4/2010	—	—	—	—	—	—	45,263	$570,766
	RS (3)	1/4/2010	—	—	—	—	—	—	54,065	$681,760

Randal Marmon	Annual Incentive Award (1)	2/2/2010; 12/31/2010	$59,063	$236,250	$945,000	—	—	—	—	—
	PARS (2)	1/4/2010	—	—	—	—	—	—	45,263	$570,766
	RS (3)	1/4/2010	—	—	—	—	—	—	54,065	$681,760

(1)	These amounts represent the estimated future payouts under the 2010 Incentive Bonus and 2010 Individual Bonus, collectively. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout under the 2005 Annual Performance Bonus Plan. The maximum future payout under the 2005 Annual Performance Bonus Plan is 300% of the NEO’s salary, which is disclosed in column (f). Actual payments for bonuses earned during 2010 are listed in column (g) of the “Summary Compensation Table.”

(2)	The PARS awards granted under the 2006 Stock Incentive Plan on January 4, 2010 have a six-year vesting period; however, vesting is accelerated if the closing price of Kforce’s Common Stock exceeds the stock price at the date of grant by 50%, or $18.91, for a period of 10 trading days which need not be consecutive. The stock price and grant date fair value for the January 4, 2010 awards was $12.61. See Note 14, Stock Incentive Plans, to Kforce’s consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 for the assumptions made in determining fair value. The grant date fair value of the awards is included within the amounts presented in column (e) of the “Summary Compensation Table.”

(3)	The RS awards granted under the 2006 Stock Incentive Plan on January 4, 2010 have a six-year vesting period. The stock price and grant date fair value for the January 4, 2010 awards was $12.61. See Note 14, Stock Incentive Plans, to Kforce’s consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2010 for the assumptions made in determining fair value. The grant date fair value of the awards is included within the amounts presented in column (e) of the “Summary Compensation Table.”

OUTSTANDING EQUITY AWARDS

At Fiscal Year Ended December 31, 2010

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (b)		Number of Securities Underlying Unexercised Options Unexercisable (c)	Option Exercise Price (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (f)		Market Value of Shares or Units of Stock That Have Not Vested (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (i)
David Dunkel	—		—	—	—	49,178	(1)	$795,700	—	—
	—		—	—	—	22,500	(2)	$364,050	—	—
	—		—	—	—	501,111	(3)	$8,107,976	—	—

William Sanders	—		—	—	—	26,997	(1)	$436,811	—	—
	—		—	—	—	18,750	(2)	$303,375	—	—
	—		—	—	—	275,092	(3)	$4,450,989	—	—

Joseph Liberatore	43,400	(4)	—	$9.35	1/1/2014	—		—	—	—
	56,597	(4)	—	$10.95	12/21/2014	—		—	—	—
	52,549	(5)	—	$12.66	1/3/2017	—		—	—	—
	88,829	(6)	—	$8.94	1/2/2018	—		—	—	—
	—		—	—	—	15,159	(1)	$245,273	—	—
	—		—	—	—	15,000	(2)	$242,700	—	—
	—		—	—	—	121,502	(3)	$1,965,902	—	—
	—		—	—	—	12,127	(7)	$196,215	—	—
	—		—	—	—	35,532	(8)	$574,908	—	—
	—		—	—	—	55,582	(9)	$899,317	—	—

Michael Ettore	10,223	(5)	—	$12.66	1/3/2017	—		—	—	—
	17,281	(6)	—	$8.94	1/2/2018	—		—	—	—
	—		—	—	—	8,847	(1)	$143,144	—	—
	—		—	—	—	7,500	(2)	$121,350	—	—
	—		—	—	—	45,263	(3)	$732,355	—	—
	—		—	—	—	11,796	(7)	$190,859	—	—
	—		—	—	—	34,562	(8)	$559,213	—	—
	—		—	—	—	54,065	(9)	$874,772	—	—

Randal Marmon	20,000	(10)	—	$9.35	1/1/2014	—		—	—	—
	20,000	(10)		$10.95	12/21/2014			—	—	—
	—		—	—	—	6,000	(2)	$97,080	—	—
	—		—	—	—	45,263	(3)	$732,355	—	—
	—		—	—	—	18,275	(11)	$295,690	—	—
	—		—	—	—	54,065	(9)	$874,772	—	—

(1)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, and Ettore on January 3, 2007, 25% of the total units granted vest on each of January 3, 2010, January 3, 2011, January 3, 2012 and January 3, 2013. Vesting is accelerated if Kforce’s closing stock price exceeds the stock price at the date of grant by 50%, or $18.99, for a period of 10 trading days which need not be consecutive.
(2)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon on February 15, 2007, 25% of the total units granted vest on each of February 15, 2010, February 15, 2011, February 15, 2012 and February 15, 2013. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 50%, or $20.88, for a period of 10 trading days which need not be consecutive.
(3)	With respect to the PARS granted to Messrs. Dunkel, Sanders, Liberatore, Ettore and Marmon on January 4, 2010, 25% of the total units granted vest on each of January 4, 2013, January 4, 2014, January 4, 2015 and January 4, 2016. Vesting is accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 50%, or $18.91, for a period of 10 trading days which need not be consecutive.
(4)	With respect to the options granted to Mr. Liberatore, the following are the vesting dates for each of the options listed above: (a) the grant of 43,400 options vested on December 30, 2004 and (b) the grant of 56,597 options vested on June 30, 2005.
(5)	With respect to the SARs granted to Messrs. Liberatore and Ettore on January 3, 2007, cliff vesting occurred on January 3, 2010.
(6)	With respect to the SARs granted to Messrs. Liberatore and Ettore on January 2, 2008, cliff vesting was to occur on January 2, 2011. Also, vesting was to be accelerated if Kforce’s stock price exceeds the stock price at the date of grant by 30% for a period of 10 trading days which need not be consecutive. In addition, the SARs contained a performance-based acceleration feature that related to the disposition of a portion of Kforce’s business at a sufficient gain, which was subject to Committee approval. On June 30, 2008, the Committee approved the acceleration of the vesting of the SARs that were granted on January 2, 2008 as a result of the sale of Kforce’s Scientific and per-diem Nursing businesses.
(7)	With respect to the restricted stock granted to Messrs. Liberatore and Ettore on January 3, 2007, 20% of the total units granted vest on each of January 3, 2009, January 3, 2010, January 3, 2011, January 2, 2012 and January 3, 2013.
(8)	With respect to the restricted stock granted to Messrs. Liberatore and Ettore on January 2, 2008, 20% of the total units granted vest on each of January 2, 2010, January 2, 2011, January 2, 2012, January 2, 2013 and January 2, 2014.
(9)	With respect to the restricted stock granted to Messrs. Liberatore, Ettore and Marmon on January 4, 2010, 20% of the total units granted vest on each of January 4, 2012, January 4, 2013, January 4, 2014, January 4, 2015 and January 4, 2016.
(10)	With respect to the options granted to Mr. Marmon, the following are the vesting dates for each of the options listed above: (a) the grant of 20,000 options vested on 12/30/2004 and (b) the grant of 20,000 options vested on 6/30/2005.
(11)	With respect to the restricted stock granted to Mr. Marmon on February 15, 2008, 20% of the total units granted vest on each of February 15, 2010, February 15, 2011, February 15, 2012, February 15, 2013 and February 15, 2014.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2010

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (b)	Value Realized Upon Exercise (1) (c)	Number of Shares Acquired On Vesting (d)	Value Realized On Vesting (2) (e)
David Dunkel	595,343	$4,772,564	23,892	$309,150
William Sanders	329,949	$3,701,856	15,248	$199,350
Joseph Liberatore	—	—	22,976	$294,200
Michael Ettore	102,011	$645,678	18,021	$228,763
Randal Marmon	—	—	6,568	$91,295

(1)	Value realized represents the market value of Kforce’s Common Stock at the time of exercise, minus the exercise price and multiplied by the number of options exercised.
(2)	Value realized represents the market value of Kforce’s Common Stock at the time of vesting multiplied by the number of shares vested.

PENSION BENEFITS

For Fiscal Year Ended December 31, 2010

Name (a)	Plan Name (b)	Number of Years Credited Service (1) (c)	Present Value of Accumulated Benefit (2) (d)	Payments During Last Fiscal Year (e)
David Dunkel	Supplemental Executive Retirement Plan	4	$2,698,637	—
	Supplemental Executive Retirement Health Plan	4	$166,075	—

William Sanders	Supplemental Executive Retirement Plan	4	$6,477,256	—
	Supplemental Executive Retirement Health Plan	4	$324,494	—

Joseph Liberatore	Supplemental Executive Retirement Plan	4	$533,332	—
	Supplemental Executive Retirement Health Plan	4	$94,197	—

Michael Ettore	Supplemental Executive Retirement Plan	4	$588,587	—
	Supplemental Executive Retirement Health Plan	4	$139,076	—

Randal Marmon	Supplemental Executive Retirement Plan	1	$100,411	—
	Supplemental Executive Retirement Health Plan	1	$35,177	—

(1)	The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plans. On each anniversary of the effective date, each NEO is credited with a year of service.
(2)	Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2010, using 65, which is the earliest retirement age at which the executive could retire under the plan without benefits being reduced. For a discussion of the assumptions used, see Note 12, Employee Benefit Plans, to Kforce’s consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2010.

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2010

Name (a)	Executive Contributions in Last FY (b)	Registrant Contributions in Last FY (c)	Aggregate Earnings in Last FY (1) (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYE (f)
David Dunkel	—	—	$16,782	—	$95,927
William Sanders	—	—	$2,498	—	$17,908
Joseph Liberatore (2)	—	—	—	—	—
Michael Ettore (2)	—	—	—	—	—
Randal Marmon	$73,688	$4,864	$40,125	—	$536,240

(1)	The aggregate earnings for 2010 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in column (h) of the Summary Compensation Table for 2010 as there were no above-market or preferential earnings generated.
(2)	Messrs. Liberatore and Ettore do not participate in Kforce’s nonqualified deferred compensation plan.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section provides information on amounts that would have been payable to each NEO assuming a termination of employment on December 31, 2010. The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2010 and based on the closing price of Kforce’s stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to:

(1)	each executive’s current salary rate, annual performance bonus awards, and annual long-term incentive awards;

(2)	the amount and type of unvested equity and other incentive awards held by the executive;

(3)	the trading price of Kforce’s stock;

(4)	the cost of providing employee benefits;

(5)	the executive’s elections of employee benefits;

(6)	the executive’s age or years of service with Kforce;

(7)	the date of termination;

(8)	the circumstances of the termination; and

(9)	the executive’s historical salary, performance bonus awards, and long-term incentive awards.

The following tables describe potential payments to the NEOs upon termination or a change in control (“CIC”) pursuant to their respective employment agreements, which were approved by the Committee. As mentioned above, these amounts assume that each NEO terminated employment on December 31, 2010. The footnotes referenced in each of the tables follow the last table and relate to all tables.

Pursuant to the age and service provisions of Kforce’s SERP, none of the NEOs were eligible for early or normal retirement as of December 31, 2010. Upon retirement, and subject to the provisions of the SERP, the NEOs would be eligible to receive all accrued salary, bonus and employee benefits such as paid-time-off as of December 31, 2010 and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of December 31, 2010. As a result of the above, these columns have been omitted from the tables below.

David Dunkel

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$6,718,489	$—	$—	$18,811,415	$—	$—
Equity-based compensation (2)	—	—	—	$9,267,726	$9,267,726	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	—	$2,085,587	$2,085,587
Continuation of health care benefits (4)	—	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	—	$6,970,908	$280,952	$280,952
Retirement health benefit—SERHP (6)	—	—	—	$166,075	$166,075	$166,075
Outplacement services	—	—	—	$20,000	—	—

	$6,718,489	$—	$—	$35,236,124	$11,800,340	$2,532,614

William Sanders

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$2,968,223	$—	$—	$14,773,265	$—	$—
Equity-based compensation (2)	—	—	—	$5,191,175	$5,191,175	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	—	$1,668,470	$295,459
Continuation of health care benefits (4)	—	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	—	$7,862,278	$6,411,840	$6,411,840
Retirement health benefit—SERHP (6)	—	—	—	$324,494	$324,494	$324,494
Outplacement services	—	—	—	$20,000	—	—

	$2,968,223	$—	$—	$28,171,212	$13,595,979	$7,031,793

Joseph Liberatore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$2,132,815	$—	$—	$9,068,925	$—	$—
Equity-based compensation (2)	—	—	—	$5,544,833	$5,544,833	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	—	$1,251,352	$1,251,352
Continuation of health care benefits (4)	—	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	—	—	—	—
Retirement health benefit—SERHP (6)	—	—	—	$94,197	$94,197	$94,197
Outplacement services	—	—	—	$20,000	—	—

	$2,132,815	$—	$—	$14,727,955	$6,890,382	$1,345,549

Michael Ettore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$1,341,719	$—	$—	$3,824,655	$—	$—
Equity-based compensation (2)	—	—	—	$2,782,793	$2,782,793	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	—	$636,788	$636,788
Continuation of health care benefits (4)	—	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	—	$1,206,163	—	—
Retirement health benefit—SERHP (6)	—	—	—	$139,076	$139,076	$139,076
Outplacement services	—	—	—	$20,000	—	—

	$1,341,719	$—	$—	$7,972,687	$3,558,657	$775,864

Randal Marmon

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	By Employee Without Good Reason (c)	By Employer For Cause Termination (d)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (e)	Death (f)	Disability (g)
Compensation:
Severance payment (1)	$1,263,708	$—	$—	$3,132,844	$—	$—
Equity-based compensation (2)	—	—	—	$2,241,097	$2,241,097	—

Benefits and Perquisites:
Continuation of base salary (3)	—	—	—	—	$598,771	$598,771
Continuation of health care benefits (4)	—	—	—	—	—	—
Retirement benefit—SERP (5)	—	—	—	—	—	—
Retirement health benefit—SERHP (6)	—	—	—	$35,177	$35,177	$35,177
Outplacement services	—	—	—	$20,000	—	—

	$1,263,708	$—	$—	$5,429,118	$2,875,045	$633,948

(1)	The severance payment amount depends upon the type of termination. Under column (b), the NEOs are entitled to a severance payment calculated as a factor (ranging from 2.00 to 2.99) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (ranging from two to three years), as specified in their respective employment agreements. Under column (e), the severance payment would include cash bonuses and the value of stock options, RS, PARS, SARs and the ALTI in the calculation of the bonus whereas column (b) only includes cash bonuses. The factors used in the calculation of the severance payment described above are as follows for each of the NEOs: Mr. Dunkel 2.99, Mr. Sanders 2.00 under column (b) and 2.99 under column (e), Mr. Liberatore 2.00 under column (b) and 2.99 under column (e), Messrs. Ettore and Marmon 2.00. The severance payment would be paid to the NEO within 30 days of termination. No severance payment would occur under the following: (i) termination by employee without good reason (column (c)); (ii) termination by employer for cause (column (d)); (iii) death (column (f)) or (iv) disability (column (g)).

If any payment or distribution by Kforce to the NEOs is determined to be subject to the excise tax imposed under Section 4999 of the Code, the NEO would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount disclosed in column (e) includes an excise tax gross up for Messrs. Sanders, Liberatore, Ettore and Marmon of $2,273,147, $1,390,389, $551,249 and $516,610, respectively. Based on calculations as of December 31, 2010, Mr. Dunkel was not subject to the excise tax, thus, no amount is included in column (e) for Mr. Dunkel. In addition, the Compensation Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.
(2)	Equity-based compensation, including stock options, RS, PARS and SARs, is treated differently depending on the type of termination, as follows:

•

Under columns (b), (c) and (d), the NEO has the ability to exercise, if necessary, all awards that were granted and vested at the date of termination. No vesting acceleration occurs as a result of termination under columns (b), (c) or (d).

•

Under column (e), all stock options, RS, PARS and SARs, as reflected in the tables above, would immediately vest on a CIC event. The amounts included in column (e) represent the payout that would be received upon a CIC and is based on Kforce’s closing stock price on December 31, 2010. The amounts included in column (e) represent the number of unvested RS shares and PARS on December 31, 2010 multiplied by the closing price on such date, as well as the number of stock options and SARs on December 31, 2010 multiplied by the difference between the closing price on such date and the exercise price for such stock options and SARs.

•

Under column (f), upon death of the NEO, all RS and PARS, as reflected in the tables above, would immediately vest. All stock options and SARs must be exercised, if necessary, within 90 days of the NEO’s death by his beneficiary. The amounts included in column (f) represent the number of unvested RS and PARS on December 31, 2010 multiplied by the closing price on such date, as well as the number of stock options and SARs on December 31, 2010 multiplied by the difference between the closing price on such date and the exercise price for such stock options and SARs.

•

Under column (g), upon disability of the NEO, continuation of vesting for stock options, RS, PARS and SARs would occur until the earlier to occur of (i) death, (ii) the NEOs’ 65th birthday, (iii) 2.99 years (2 years for Messrs. Ettore and Marmon) from the Disability Effective Date (30 days after a termination notice is received) or (iv) a CIC. If the NEO dies or a CIC occurs within 2.99 years after the Disability Effective Date, except for Messrs. Ettore and Marmon for which the period is two years, all RS, PARS and SARs would immediately vest. The benefit received upon death of the NEO is similar to that which is shown in columns (e) and (f) above.

(3)	Upon termination due to the death of the NEO, his salary would be continued to his beneficiary for a period of 2.99 years except for Messrs. Ettore and Marmon for which the period is two years. Upon termination due to disability of the NEO, his salary would be continued until the earlier of (i) death, (ii) the NEO’s 65th birthday or (iii) 2.99 years except for Messrs. Ettore and Marmon for which the term is 2 years. For purposes of this disclosure, Kforce has used 2.99 years for Messrs. Dunkel and Liberatore, 0.50 years for Mr. Sanders due to the age limitation, and two years for Messrs. Ettore and Marmon as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2010, given their current ages. The annual payment amounts have been discounted at a rate of 5.25%, which is the lump sum conversion amount that was utilized for the SERP benefit at December 31, 2010.
(4)	Although each of the NEOs employment agreements specifies continuation of health care benefits upon CIC, death and disability, no amounts have been included in columns (e), (f) and (g) as each of the NEOs would be entitled to a benefit under the SERHP.
(5)	Upon termination due to disability, each NEO would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years, except Messrs. Ettore and Marmon which period would be 2.00 years. In addition, the NEOs are credited with up to 10 years of additional cumulative years of service under the SERP upon a CIC. The amount included in columns (e), (f) and (g) is the lump sum present value of the future monthly vested benefit, as determined pursuant to the SERP document, using a lump sum conversion rate that was consistent with the assumptions used in our Annual Report on Form 10-K for fiscal 2010. Upon death or disability, the NEOs are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed in columns (f) and (g) is net of the related benefit under their employment agreements.
(6)	Upon termination due to death or disability or upon the occurrence of a CIC, each NEO would be entitled to a benefit under the SERHP. The amount included in columns (e), (f) and (g) is the accumulated postretirement benefit obligation, as determined using the assumptions used in our Annual Report on Form 10-K for fiscal 2010.

RISKS RESULTING FROM COMPENSATION POLICIES AND PRACTICES

The Committee does not believe that Kforce's compensation policies and practices are reasonably likely to have a material adverse effect on Kforce, whether in the context of broad based Kforce-wide practices or related to executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2010, Kforce had no “interlocking” relationships in which: (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; or (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.

During 2010, the Compensation Committee consisted of W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen (Chair) and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2010.

Submitted by the Compensation Committee

Elaine D. Rosen (Chair)

W.R. Carey, Jr.

Mark F. Furlong

Ralph E. Struzziero

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 3. APPROVAL OF EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement.

As described more completely in the Compensation Discussion and Analysis and the related tables and narrative discussion, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true “assets” of Kforce. The Committee believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.

We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC's compensation disclosure rules.

This advisory vote on executive compensation is not binding on Kforce, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.

Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:

“RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD UNANIMOUSLY RECOMMENDS A NON-BINDING ADVISORY VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL 4. NON-BINDING ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our shareholders with the opportunity to vote, on a non-binding advisory basis, for their preference on how frequently a non-binding advisory vote on our executive compensation should occur. On this Proposal 4, shareholders may indicate whether they prefer a non-binding advisory vote on our executive compensation every one, two or three years. Shareholders may also abstain from voting on this proposal if they prefer.

After careful consideration, the Board has determined its recommendation is for a frequency of three years, or a triennial vote, for a non-binding advisory vote on executive compensation for the following reasons:

•	A triennial vote provides the Board and Committee adequate time to thoroughly and thoughtfully respond to our shareholders’ sentiments and implement any necessary changes;

•

In fact, given the typical timing of our executive compensation decisions (primarily in January and February) and our annual shareholder meeting (June), we will not have sufficient time to react on an annual basis to a non-binding advisory vote on our executive compensation;

•	We believe a triennial vote is aligned with the long-term focus of our executive compensation plans;

•	We believe that a triennial vote is preferred by or would be supported by certain of our more significant institutional shareholders; and

•

We seek and are open to input from our shareholders regarding Board and corporate governance matters, including our executive compensation program, and believe we have been appropriately responsive to our shareholders. We believe this outreach to shareholders, and our shareholders’ ability to contact us at any time to express specific views on executive compensation, hold us accountable to shareholders and reduce the need for and value of more frequent advisory votes on executive compensation.

This advisory vote is not binding on Kforce, the Compensation Committee or the Board. However, the Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and Kforce to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Shareholders may cast their vote on the preferred voting frequency of an advisory vote on executive compensation by choosing any one of the following options: (1) an advisory vote every one year; (2) an advisory vote every two years; (3) an advisory vote every three years; or (4) abstaining from voting. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The choice of frequency that receives the highest number of votes cast will be considered the preferred frequency for future shareholder votes on executive compensation. Abstentions and broker non-votes will not have an effect on this vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF THREE YEARS AS THE FREQUENCY FOR FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2012 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and our Bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than December 31, 2011. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2012.

In addition, the proxy solicited by the Board for the Annual Meeting of Shareholders in 2012 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 15, 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposal 1. Election of Directors—Board of Directors and Committee Information—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders at that address. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future, and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future, should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 20, 2011.
Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed, FOR Proposals 2 and 3 and every 3 Yrs for Proposal 4.

1. Election of Directors:	For	Withhold	+
01 - John N. Allred (Class II)	☐	☐

02 - Richard M. Cocchiaro (Class II)	☐	☐

03 - A. Gordon Tunstall (Class II)	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2011.	☐	☐	☐	4.	Non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation.	☐	☐	☐	☐

3.	Approval of executive compensation.	☐	☐	☐	5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 21, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH J. LIBERATORE and MICHAEL BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on June 21, 2011 at 8:00 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2011, FOR the approval of executive compensation, FOR a three year frequency of future shareholder non-binding advisory votes on executive compensation, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE